Exhibit 99.1

                       Cytec Reports Second Quarter EPS;
                              2004 Outlook Updated

     WEST PATERSON, N.J.--(BUSINESS WIRE)--July 22, 2004--Cytec Industries Inc. (NYSE:CYT) announced today that net earnings for the second quarter of 2004 were $29.0 million or $0.72 per diluted share on net sales of $422 million. This includes a net special items charge of $0.06 per diluted share representing an after tax charge of $4.8 million or $0.12 per diluted share in connection with the settlement of several environmental and toxic tort lawsuits partially offset by a $2.4 million credit or $0.06 per diluted share for a favorable outcome of a recently completed international tax audit. Excluding the special items, net earnings for the second quarter of 2004 were $31.4 or $0.78 per diluted share. Net earnings for the comparable period of 2003 were $25.4 million or $0.64 per diluted share, on net sales of $375 million.
     David Lilley, Chairman, President and Chief Executive Officer said, "Overall, sales for the second quarter were up 13% with acquisitions adding 6%, base sales volumes up 4%, selling prices up 1% and exchange rate changes accounting for the remainder. Overall, our manufacturing plants ran well to meet the higher demand levels but raw material and energy costs were well above the prior year quarter. In addition, our earnings per share reflect the benefit of a lower effective tax rate.

     Water and Industrial Process Chemicals Sales increased 12%; Operating Earnings increase to $4 million

     Mr. Lilley continued, "In Water and Industrial Process Chemicals, acquisitions added 10% to sales, exchange rate changes benefited sales by 3%, selling prices increased 1% while base sales volumes decreased 2%. The decrease in selling volumes was in all product lines. Mining Chemicals was impacted by the shutdown of a major mine for repairs and it is now back in operation. Water Treatment Chemicals volumes reflect our decision to exit certain low profit municipal business although sales to the full service providers continues to grow. Phosphine Chemicals sales are down versus the prior year period as the 2003 period reflected a high level of sales for a new mine startup.
     "Operating earnings improved slightly as the impact from our acquisition offset the impact of higher raw material and energy costs. We are starting to see some benefits from our selling price initiatives but full recovery of the increased raw material and energy costs is unlikely this year."

     Performance Products Sales increased 16%; Operating Earnings increase to $17 million

     "In Performance Products, acquisitions added 10% to sales, base sales volumes increased 4%, exchange rate changes increased sales 2% and selling prices were essentially flat. Selling volumes were up in all product lines, particularly Coating and Specialty Additives and Polymer Additives.
     "Operating earnings improved significantly as the benefit of the acquisitions and higher base sales volumes plus improving manufacturing operations more than offset the effect of higher raw material and energy costs."

     Specialty Materials Sales increased 19% and Operating Earnings increase to $26 million

     "In Specialty Materials, sales volumes were up 19% and selling prices were slightly lower offset by the impact of favorable exchange. In looking at the sectors, sales for large commercial aircraft, regional and business jets and rotorcraft, military and high performance automotive all increased.
     "The increased operating earnings reflect the impact of the higher sales volumes. This was offset somewhat by increased manufacturing costs to meet the higher demand levels and our continuing investments in selling and technical service for the many near and long term growth opportunities before us."

     Building Block Chemicals Sales decreased 6% and Operating Earnings decline to breakeven

     "Building Block Chemicals sales volumes decreased 17% primarily due to the acrylonitrile plant being down for most of the month of May for its scheduled maintenance turnaround. The plant returned to service on schedule and is operating at capacity. Overall, selling prices increased 10%, while exchange rate changes increased sales slightly.
     "The higher selling prices were offset mostly by increased raw materials costs, primarily propylene, ammonia and natural gas, plus the impact of the maintenance shutdown in the acrylonitrile unit, hence operating earnings declined versus the year ago period."

     Earnings in Associated Companies

     James P. Cronin, Executive Vice President and Chief Financial Officer commented, "Equity in earnings of associated companies is flat with the prior year. Sales and earnings from our associated company, CYRO Industries were up from the year ago period offset by the absence of equity earnings relating to the former Mitsui-Cytec joint venture."

     Special Items

     Mr. Cronin added, "During the quarter we recorded a pre-tax charge of $6.1 million ($0.12 per diluted share after tax) in connection with the settlement of several environmental and toxic tort lawsuits which were all related to a single manufacturing site operated by the former American Cyanamid Company prior to 1963. Cytec was spun off from American Cyanamid Company in 1993. The full settlement which, was agreed to and paid in the second quarter, was $8.6 million, of which $2.5 million was charged against our previously established environmental remediation reserve for these matters with the remainder included in other expense, net. While we felt our defenses were strong, developments in the second quarter led us to accelerate negotiations and increase the value of the settlement which ultimately we felt was the best option for Cytec and its shareholders.
     "Also during the quarter due to the favorable completion of several years of tax audits in an international jurisdiction, we recorded a reduction in our tax liabilities, resulting in a $2.4 million decrease in our income tax provision."

     Effective Tax Rate

     Mr. Cronin added, "The tax rate for the quarter was 12% which reflected an underlying 22% annual effective tax rate (down from 30% used in the second quarter of 2003) reduced by the favorable impact of the special item discussed above and the favorable cumulative impact of updating the annual effective tax rate from 24% utilized in the first quarter of 2004 to the current estimate of 22%. The lower annual effective tax rate of 22% reflects continued growth in earnings internationally particularly in lower tax jurisdictions and hence, the continued reduction in our annual effective tax rate."

     Cash Flow

     Mr. Cronin continued, "Second quarter cash flow generated by operations was $36 million bringing our total for the first half of the year to $59 million. Receivable dollars and days remained constant while inventory dollars increased in line with the higher demand levels. Capital expenditures were $19 million in the quarter and our full year forecast for capital expenditures remains at $80-$85 million. In June, we were pleased to dedicate the renovated Specialty Chemicals Technical Center, our R&D laboratory located in Stamford, Connecticut. The majority of the spending for this important project is now behind us."

     2004 Outlook

     Mr. Lilley continued, "We have developed good momentum as we head into the second half of 2004. While we believe we can build upon this momentum, we are still facing the issues of stubbornly high raw material and energy costs. Costs for oil and natural gas, which are the fundamental feedstocks for many of our raw materials, remain at high levels. While we are continuing in our attempts to increase selling prices, we will be unable to recover all of the higher costs in 2004. However, we expect to benefit from improving demand in the US and Europe, new products introduction, our operational excellence and productivity programs plus a lower effective tax rate. The result of all this leads us to increase our forecasted full year diluted earnings per share to a range of $2.85-$2.95 excluding the net special items charge of $0.06 per diluted share recorded in the second quarter. This compares to 2003's diluted EPS, before the cumulative effect of the change in accounting principle, of $2.27. We expect our third quarter diluted EPS to be in a range of $0.65-$0.70.
     "Below are outlined our full year expectations by segment.
     "In Water and Industrial Process, we continue to forecast sales growth of 10% of which acquisitions account for approximately half. We will continue to benefit from geographic expansion, new product introductions and increased selling prices. However, due to higher than anticipated raw material and energy costs we now expect operating earnings to be down about 10%. Our previous forecast was for sales to increase 8% and operating earnings to be flat.
     "In Performance Products, we forecast sales growth approaching 15% with about 5% coming from acquisitions. The remainder is the result of geographic expansion, new products, higher selling prices and improving demand. Our previous forecast for this segment was for sales to be up about 10% and operating earnings increasing approximately 40%. Despite the higher raw material costs, our forecast for operating earnings remains unchanged due to the improvement in our selling volumes.
     "In Building Block Chemicals, we are now forecasting sales to increase 15-20% primarily due to higher selling prices and operating earnings to decline approximately 5-10%. Our expectation is for raw material and energy costs to remain high. Propylene, the key raw material for acrylonitrile, is high and we forecast it to decline somewhat over the second half of the year. Ammonia and natural gas costs are expected to remain high for the remainder of 2004. However, markets for most of our products are tight and we expect to recover much of the high costs for raw materials. Most of our plants are forecast to run at capacity levels for the rest of the year. Our previous forecast was for sales to be up 10-15% and operating earnings down 15-20%.
     "In Specialty Materials, we now forecast sales to increase about 15-20% and operating earnings to increase approximately 25-30%. Our forecast is based on continuing growth in sales for military and high performance automotive applications and also to the large commercial aircraft sector. We continue to invest in our growth opportunities and expect to benefit from numerous operational excellence initiatives. Our previous forecast was for sales and operating earnings to be up about 7% and 15%, respectively.
     "Our forecast for earnings from associated companies is now forecast to be down about 60% due to the high raw material and energy costs impacting our Cyro joint venture. We had previously expected earnings from associated companies to be down about 30%. Our forecast for Corporate and Unallocated is unchanged and is expected to be slightly more unfavorable to last year while interest expense is expected to remain flat year on year. Excluding the special item relating to taxes, our effective tax rate for 2004 is now at 22% versus our last forecast of 24%.
     "Our guidance for the 2004 outlook will be updated next when we report third quarter earnings in October 2004.
     "We have continued our good momentum from the first quarter. Our diversity of product lines, our operational excellence initiatives and improving demand have helped us mitigate the impact of higher raw material and energy costs. We remain focused on executing our strategic plan so we can deliver increasing value for our shareholders."

     Six Month Results

     Net earnings for the six months ended June 30, 2003 were $60.3 million or $1.50 per diluted share on sales of $837 million. This includes a net special items charge of $0.06 per diluted share representing an after tax charge of $4.8 million or $0.12 per diluted share in connection with the settlement of several environmental and toxic tort lawsuits partially offset by a $2.4 million credit or $0.06 per diluted share from a favorable outcome of a recently completed international tax audit. Excluding these items net earnings were $62.7 million or $1.56 per diluted share.
     Net earnings for the six months ended June 30, 2003 were $54.3 million or $1.36 per diluted share on sales of $742 million, before a cumulative effect of a change in accounting principle of $13.6 million after tax or $0.34 per diluted share for the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations".

     Use of Non-GAAP Measures

     Management believes that net after tax earnings and diluted earnings per share before special items, non-GAAP measures, is meaningful to investors because it provides a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the period presented. Such measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation is provided of non-GAAP measures to GAAP at the end of our Financial Statements.

     Investor Conference Call to be Held on July 23, 2004, 11:00 A.M. EST

     Cytec will host their second quarter earnings release conference call on July 23, 2004 at 11:00 a.m. EST. The conference call will also be simultaneously webcast for all investors from Cytec's website www.cytec.com. Select the Investor Relations page to access the live conference call.
     A recording of the conference call may be accessed by telephone from 2:00 p.m. EST on July 23, 2004 until August 13, 2004 at 11:00 p.m. EST by calling 888-203-1112 (U.S.) or 719-457-0820 (International) and entering access code 421797. The conference call recording will also be accessible on Cytec's website for 3 weeks after the conference call.

     Forward-Looking and Cautionary Statements

     Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

     Corporate Profile

     Cytec Industries is a specialty chemicals and materials technology company with sales in 2003 of $1.5 billion. Its growth strategies are based on developing technologically advanced customer solutions for global markets including: aerospace, plastics, industrial coatings, mining, and water treatment.


                     (Financial Tables to Follow)

                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
       (Millions of dollars, except share and per share amounts)

                                        Three Months     Six Months
                                            Ended           Ended
                                          June 30,        June 30,
                                       --------------- ---------------

                                         2004    2003    2004    2003
                                        ------  ------  ------  ------

Net sales                              $422.0  $374.9  $837.2  $742.2

Manufacturing cost of sales             314.6   279.0   627.3   551.4
Selling and technical services           35.2    31.2    70.1    61.2
Research and process development         10.4     8.8    19.5    17.0
Administrative and general               14.8    13.8    28.1    25.6
Amortization of acquisition intangibles   1.4     0.8     2.8     1.6
                                        ------  ------  ------  ------

Earnings from operations                 45.6    41.3    89.4    85.4

Other expense, net                        8.6     2.5     7.7     3.7
Equity in earnings of associated
 companies                                0.5     0.5     0.8     3.1
Interest expense, net                     4.5     3.0     8.3     7.2
                                        ------  ------  ------  ------

Earnings before income taxes and
 cumulative effect of accounting change  33.0    36.3    74.2    77.6

Income tax provision                      4.0    10.9    13.9    23.3
                                        ------  ------  ------  ------

Earnings before cumulative effect of
 accounting change                       29.0    25.4    60.3    54.3
                                        ------  ------  ------  ------

Cumulative effect of accounting change,
 net of taxes of $7.3                       -       -       -   (13.6)

Net earnings                           $ 29.0  $ 25.4    60.3  $ 40.7
                                        ======  ======  ======  ======

Earnings before cumulative effect of
 accounting change, per common share
          Basic                        $ 0.74  $ 0.65  $ 1.54  $ 1.40
          Diluted                      $ 0.72  $ 0.64  $ 1.50  $ 1.36

Cumulative effect of accounting change,
 per common share
          Basic                             -       -       -  $(0.35)
          Diluted                           -       -       -  $(0.34)

Earnings per common share
          Basic                        $ 0.74  $ 0.65  $ 1.54  $ 1.05
          Diluted                      $ 0.72  $ 0.64  $ 1.50  $ 1.02




                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
          CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS
                          BY BUSINESS SEGMENT
                         (Millions of dollars)


                                        Three Months Ended
                                             June 30,
                                     -------------------------
                                        2004             2003
                                     --------          -------

Net sales
---------

Water and Industrial Process
 Chemicals                           $ 100.0           $ 89.2
Performance Products
     Sales to external customers       142.5            123.2
     Intersegment sales                  0.8                -
Specialty Materials                    128.1            107.9
Building Block Chemicals
     Sales to external customers        51.4             54.6
     Intersegment sales                 20.8             18.0
                                      -------           ------
Net sales from segments                443.6            392.9
Elimination of intersegment
 revenue                               (21.6)           (18.0)
                                      -------           ------

Total consolidated net sales         $ 422.0           $374.9
----------------------------------------------------------------------

                                              % of              % of
                                              sales             sales
                                              -----             -----
Earnings (loss) from operations
-------------------------------

Water and Industrial Process
 Chemicals                             $ 4.4     4%     $ 3.7      4%
Performance Products                    17.0    12%      10.9      9%
Specialty Materials                     26.4    21%      20.0     19%
Building Block Chemicals                 0.3     -        8.4     12%
                                      -------           ------

Earnings from segments                  48.1    11%      43.0     11%

Corporate and Unallocated               (2.5)            (1.7)
                                      -------           ------

Total consolidated earnings
  from operations                      $45.6    11%     $41.3     11%
----------------------------------------------------------------------


                                          Six Months Ended
                                              June 30,
                                      -------------------------
                                        2004              2003
                                      -------          --------

Net sales
---------

Water and Industrial Process
 Chemicals                            $192.4          $ 174.9
Performance Products
     Sales to external customers       282.4            242.9
     Intersegment sales                  2.1                -
Specialty Materials                    248.4            216.1
Building Block Chemicals
     Sales to external customers       114.0            108.3
     Intersegment sales                 40.1             34.4
                                       ------          -------
Net sales from segments                879.4            776.6
Elimination of intersegment
 revenue                               (42.2)           (34.4)
                                       ------          -------

Total consolidated net sales          $837.2          $ 742.2
----------------------------------------------------------------------

                                              % of              % of
                                              sales             sales
                                              -----             -----
Earnings (loss) from operations
-------------------------------

Water and Industrial Process
 Chemicals                             $ 8.0     4%     $10.6      6%
Performance Products                    30.5    11%      22.7      9%
Specialty Materials                     49.6    20%      42.3     20%
Building Block Chemicals                 5.6     4%      12.7      9%
                                       ------          -------

Earnings from segments                  93.7    11%      88.3     11%

Corporate and Unallocated               (4.3)            (2.9)
                                       ------           -------

Total consolidated earnings
 from operations                       $89.4    11%     $85.4     12%
----------------------------------------------------------------------


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
       (Millions of dollars, except share and per share amounts)


                                                   June 30,  Dec. 31,
                                                     2004       2003
                                                   --------- ---------
ASSETS
Current assets
     Cash and cash equivalents                       $270.0    $251.1
     Accounts receivable, less allowance for
      doubtful accounts of $7.0 and $7.6 in
      2004 and 2003, respectively                     243.2     217.1
     Other accounts receivable                         50.7      50.2
     Inventories                                      192.4     176.0
     Deferred income taxes                             16.3       8.2
     Other current assets                              12.6       8.8
                                                   --------- ---------
          Total current assets                        785.2     711.4

Investment in associated companies                     81.8      82.1

Plants, equipment and facilities, at cost           1,550.9   1,538.3
     Less: accumulated depreciation                  (899.0)   (875.4)
                                                   --------- ---------
          Net plant investment                        651.9     662.9

Acquisition intangibles, net of accumulated
 amortization                                          66.3      69.9

Goodwill                                              338.5     339.7

Deferred income taxes                                  60.3      85.7

Other assets                                           76.8      74.2
                                                   --------- ---------

Total assets                                       $2,060.8  $2,025.9
                                                   ========= =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Short-term borrowings                             $8.6      $9.3
     Accounts payable                                 131.3      93.5
     Accrued expense                                  152.0     170.5
     Income taxes payable                              49.7      63.2
                                                   --------- ---------
          Total current liabilities                   341.6     336.5

Long-term debt                                        418.7     416.2
Pension and other postretirement benefit
 liabilities                                          327.4     346.0
Other noncurrent liabilities                          176.1     171.8
Stockholders' equity
     Preferred stock, 20,000,000 shares authorized,
      issued and outstanding 4,000 shares,
      Series C Cumulative $0.01 par value at
      liquidation value of $25 per share                0.1       0.1
     Common stock, $0.01 par value per share,
      150,000,000 shares authorized, issued
      48,132,640 shares                                 0.5       0.5
     Additional paid-in capital                       119.1     122.2
     Retained earnings                              1,035.3     982.9
     Unearned compensation                             (3.6)     (5.3)
     Minimum pension liability adjustment             (96.8)    (96.8)
     Unrealized gain on derivative instruments          0.2       0.3
     Accumulated translation adjustments               21.5      38.0
     Treasury stock, at cost, 8,879,337 shares
      in 2004 and 9,139,897 shares in 2003           (279.3)   (286.5)
                                                   --------- ---------

          Total stockholders' equity                  797.0     755.4
                                                   --------- ---------

Total liabilities and stockholders' equity         $2,060.8  $2,025.9
                                                   ========= =========



                         CYTEC INDUSTRIES INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Millions of dollars)


                                                         Six Months
                                                           Ended,
                                                          June 30,
                                                      ----------------
                                                        2004     2003
                                                       ------  -------
Cash flows provided by (used for) operating activities
     Net earnings                                     $ 60.3  $  40.7
     Noncash items included in earnings:
          Dividends from associated companies greater
           than earnings                                 0.3      1.6
          Depreciation                                  42.9     42.6
          Amortization                                   5.6      3.1
          Deferred income taxes                         17.5     (4.0)
          Gain on sale of assets                        (0.6)       -
          Cumulative effect of change in accounting
           principle, net of tax                           -     13.6
          Other                                         (0.1)     0.2
     Changes in operating assets and liabilities
          Trade accounts receivable                    (31.2)    (3.2)
          Other receivables                             (1.5)     4.3
          Inventories                                  (19.4)   (23.5)
          Accounts payable                              35.3      0.4
          Accrued expenses                             (11.7)   (14.0)
          Income taxes payable                          (8.1)    12.8
          Other assets                                  (7.7)    (4.5)
          Other liabilities                            (22.9)   (34.4)
                                                       ------  -------

Net cash flows provided by operating activities         58.7     35.7
                                                       ------  -------

Cash flows provided by (used for) investing activities
     Additions to plants, equipment and facilities     (35.7)   (37.6)
     Proceeds received on sale of assets                 0.7      0.1
     Advance payment received on land lease              9.1        -
                                                       ------  -------

Net cash flows used for investing activities           (25.9)   (37.5)
                                                       ------  -------

Cash flows provided by (used for) financing activities
     Proceeds from the exercise of stock options        11.5      8.3
     Purchase of treasury stock                        (13.2)   (12.3)
     Change in short-term borrowings                    (0.2)       -
     Payments of long term debt                            -   (100.0)
     Proceeds from long term debt                          -    199.1
     Proceeds from termination of interest rate swap     2.7        -
     Cash dividends                                     (7.8)       -
                                                       ------  -------

Net cash flows provided by (used for) financing
 activities                                             (7.0)    95.1
                                                       ------  -------
Effect of exchange rate changes on cash and cash
 equivalents                                            (6.9)     5.9
                                                       ------  -------

Increase in cash and cash equivalents                   18.9     99.2

Cash and cash equivalents, beginning of period         251.1    210.0
                                                       ------  -------

Cash and cash equivalents, end of period              $270.0  $ 309.2
                                                       ======  =======



                         Cytec Industries Inc.
             Reconciliation of GAAP and Non-GAAP Measures


Management believes that net after tax earnings and diluted earnings per share before special items, non-GAAP measures, is meaningful to investors because it provides a view of the Company with respect to ongoing operations. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.



                   Three Months Ended June 30, 2004
----------------------------------------------------------------------
GAAP Net Earnings                                              $ 29.0
Add: After Tax Litigation Settlement Charge                       4.8
Subtract: Reduction in income tax provision*                     (2.4)
                                                                ------
Non-GAAP Net Earnings                                          $ 31.4
                                                                ======

GAAP Diluted Earnings per Share                                $ 0.72
Add: After Tax Litigation Settlement Charge                      0.12
Subtract: Reduction in income tax provision*                    (0.06)
                                                                ------
Non-GAAP Diluted Earnings per Share                            $ 0.78
                                                                ======



                    Six Months Ended June 30, 2004
----------------------------------------------------------------------
GAAP Net Earnings                                              $ 60.3
Add: After Tax Litigation Settlement Charge                       4.8
Subtract: Reduction in income tax provision*                     (2.4)
                                                                ------
Non-GAAP Net Earnings                                          $ 62.7
                                                                ======

GAAP Diluted Earnings per Share                                $ 1.50
Add: After Tax Litigation Settlement Charge                      0.12
Subtract: Reduction in income tax provision*                    (0.06)
                                                                ------
Non-GAAP Diluted Earnings per Share                            $ 1.56
                                                                ======
* Due to favorable completion of several years of tax audits in an international jurisdiction


     CONTACT: Cytec Industries Inc.
              Investment Community:
              David M. Drillock, 973-357-3249
               or
              Media:
              Gail Petersen, 973-357-3319